Exhibit 10.1

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into effective as of July 13, 2021 (the “Effective Date”), by and between:

(i) INDYCAR, LLC, an Indiana limited liability company located at 4551 W. 16th Street, Indianapolis, Indiana 46222, U.S.A. (“Licensor”), and

(ii) MOTORSPORT GAMES INC., a Delaware corporation whose registered office is at 5972 NE 4th Avenue, Miami, Florida 33137, U.S.A. (“Licensee”).

Licensor and Licensee are hereinafter referred to collectively as the “Parties” or individually as a “Party.”

WHEREAS:

A. Licensor has the right to exploit, license and sub-license the Licensed IP during the Term (as defined below);

B. Licensee manufactures, develops, operates, markets, publicizes and distributes Products (as defined below);

C. Licensee desires to develop certain Products using and/or bearing, subject to the terms and conditions set forth in this Agreement, the Licensed IP; and

D. Licensor and Licensee intend to form an exclusive relationship for development of video games to be the official video games of the INDYCAR SERIES.

NOW, THEREFORE, in consideration of the obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. License Grant; Royalty; Payment Schedules.

1.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee:

(a) a non-exclusive, worldwide license to use during the Term (as defined in Section 8.1 of this Agreement) the Licensed IP for mutually agreed upon Products, including such Products’ development, manufacturing, marketing, publicity, advertisement, promotion, distribution, publicizing, broadcasting, streaming, making available and/or selling worldwide, and continued commercial exploitation of the Products, including the right to use, modify and improve the Products developed using the Licensed IP;

(b) For the purposes of this Agreement:

“Driver” means a driver participating in the INDYCAR SERIES.

“Driver Rights” means the name, voice, signature, photograph, image, likeness, distinctive appearance, gestures, mannerisms, and descriptions of a Driver to the extent that such rights are licensed (with a right to sublicense for the purpose of the Products) by a Driver to Licensor. Licensee acknowledges that while Licensor will be responsible for negotiating directly with Drivers and/or Entrants to obtain Driver Rights for the Products, Licensor cannot guarantee that it will be able to obtain Driver Rights for all Drivers participating in the INDYCAR SERIES and that the Licensed IP shall include only those Driver Rights that Licensor actually obtains during the Term.

“Entrant” means the owner of an Entry. An Entrant may have more than one Entry.

“Entry” means a single car/driver combination participating in the INDYCAR SERIES. A single Entry or group of Entries owned and/or controlled by the same Entrant may be referred to informally as a “team”.

“Entry Rights” means the following rights associated with an Entry to the extent such rights are licensed (with a right to sublicense for the purpose of the Products) by an Entrant to Licensor: trade names, trademarks, electronic replications of crew uniforms (including helmet, hats, and clothing) and race car paint schemes, third party trademarks (to the extent incorporated into the electronic replications of uniforms, equipment), as well as the name, voice, signature, photograph, image, likeness, distinctive appearance, gestures, mannerisms, and descriptions of any employee or independent contractor or INDYCAR SERIES participant working with the Entrant in connection with the Entry. Notwithstanding the foregoing, Entry Rights do not include Driver Rights. Licensee acknowledges that while Licensor will be responsible for negotiating directly with Entrants to obtain Entry Rights for the Products, Licensor cannot guarantee that it will be able to obtain Entry Rights for all entries participating in the INDYCAR SERIES and cannot guarantee that the Entry Rights will be the same or most up-to-date as appearing in the INDYCAR SERIES events from time-to-time. Licensee agrees that the Licensed IP shall include only those Entry Rights that Licensor actually obtains during the Term.

“IMS Track Design” means the appearance of the Indianapolis Motor Speedway race track, topographical maps, drawings, computer-aided design files, LiDAR or Laser geometry data, photographs and videotape footage, copyrights, trade dress and proprietary design associated with the Indianapolis Motor Speedway as provided by Licensor to Licensee pursuant to the terms of this Agreement.

“INDYCAR SERIES” means the INDYCAR SERIES being the premier open wheel racing series sanctioned by Licensor during the Term. The rights granted under this Agreement do not include any other series sanctioned by Licensor.

“Licensed Car Designs” means computer-aided designs, specifications, drawings, photographs, and other materials related to the design of the chassis of the race cars that are provided by Licensor to Licensee pursuant to the terms of this Agreement. To clarify, Licensed Car Design does not include car livery or paint schemes, which are included in Entry Rights. Licensee acknowledges that while Licensor will be responsible for negotiating directly with third parties to obtain Licensed Car Designs, Licensor cannot guarantee that the Licensed Car Designs will be the same or most up-to-date as appearing in the INDYCAR SERIES events and that Licensed IP shall include only those Licensed Car Designs that Licensor actually obtains during the Term.

“Licensed IP” means collectively the Licensed Marks, Entry Rights, Driver Rights, Licensed Car Designs, and IMS Track Design that are provided by Licensor to Licensee during the Term. To clarify, the Licensed IP does not include the right to use the image, likeness, design attributes, or other rights of INDYCAR teams, team owners, drivers, and other third parties (including without limitation sponsors, race car designers, and suppliers) except as expressly provided by Licensor for use in the Products, with each use approved by Licensor in writing, in each case in accordance with this Agreement. For the avoidance of doubt, the Licensed IP shall not include non-fungible tokens (“NFTs”) created by Licensor and does not include the right to include the name, image, or design of any pace car or trophy. If the Licensed IP changes during the Term such that Licensor can no longer provide the Licensed IP previously provided (for example but without limitation, a sponsor drops out of the series), Licensor shall advise Licensee if such change affects the license granted under this Agreement or the Products. Licensee agrees that in such situation it will use reasonable efforts to cease use of such Licensed IP as soon as reasonably possible.

“Licensed Marks” means the INDYCAR SERIES logo and word mark; INDYCAR logo and word mark; Indianapolis 500 annual event logo, general logo, and word mark; Indy 500 word mark; The Greatest Spectacle in Racing word mark; and, insofar only as this in included in the title of the INDYCAR SERIES and only to the extent such rights are licensed (with a right to sublicense for the purpose of the Products) by a title sponsor to Licensor from time to time throughout the Term, title sponsor logo and word marks but only if appearing with the INDYCAR SERIES marks. Licensor will advise Licensee of any changes in such title sponsor during the Term.

“Licensor Group” means Licensor and each of its affiliates (including without limitation Brickyard Trademarks, Inc. and Indianapolis Motor Speedway, LLC) and its licensors (including without limitation Entrants, Drivers, and sponsors), and their respective owners, directors, officers, employees, agents, members, successors and assigns.

“Products” means collectively the motorsports and/or racing (including, without limitation, simulation style) video gaming products relating to, themed as or containing Licensed IP on current and future versions of consoles (such as but not limited to Sony PlayStation, Microsoft Xbox), PC, smart TV, iPhone, Android and other mobile applications, gaming subscription services, cloud gaming, cloud streaming, and handheld products (such as but not limited to Nintendo Switch), and other new generation formats. For the avoidance of doubt, each video gaming product released on any of the aforementioned platforms or format shall be considered a “Product.” To clarify and without limitation, the rights granted in this Agreement specifically exclude: (i) esports events on any platform or format (which are to be covered in a separate written agreement between the parties (“Esports Agreement”)); (ii) augmented reality (AR), virtual reality (VR), mixed reality, and other extended reality technologies or experiences used to supplement, overlay, or enhance real environment INDYCAR SERIES events (and which shall not be considered video gaming products within the meaning of this Agreement), and (iii) any rights to utilize or associate the Products with any form of gambling including without limitation sports betting, and Licensee shall not, and shall not permit third parties to, use Products in connection with or associate the Products with gambling, including legal gambling, and the rights granted in this Agreement specifically include: (iv) NFTs to the extent used within or derived from Products and other limited edition digital content within the video game environment and (v) VR as part of the video game function within the Products. In addition, Products includes the rFactor2 platform (such platform is the property of Studio397 BV, a wholly owned subsidiary of Licensee) with respect to sales of content containing the Licensed IP.

“Quality Metric” means each of the following: (i) a *** as measured by *** or such substitute standard as reasonably selected by Licensor if a *** becomes unavailable or unreliable at any time during the Term; and (ii) growth in the amount of gross receipts from the sale, lease, rental and license of all Products and accompanying content and game add-ons of at least ***percent (***%) over the prior calendar year (measured as of the end of each calendar year); and (iii) a majority of community sentiment is positive as measured by a social listening tool reasonably selected by Licensor.

“Sell Off Period” has the meaning set out in Section 8.5.

1.2 The Parties agree that Licensee’s use of Licensed IP hereunder, including the goodwill arising from such use, shall inure to the benefit of Licensor Group, and Licensee shall have no right whatsoever to Licensed IP (except the limited license rights as specifically set forth herein). Licensee agrees:

(a) to not use Licensed IP except as specifically set forth herein;

(b) to not affix or include any other third-party logos or marks without the Licensor’s prior written consent (which shall not be unreasonably withheld or delayed);

(c) to include a notice that the Products are produced under license and copyright notice in a form agreed by the Licensor (such agreement not to be unreasonably withheld or delayed); and

(d) not to begin manufacture, permit a sub licensee to begin manufacture or sell or distribute any Product without obtaining the Licensor’s approval in respect of the initial concept and for the samples of the Product in accordance with Section 6 and otherwise complying with the obligations under Section 6.

1.3 Licensee shall not at any time do or cause or permit to be done any act or thing contesting or in any way impairing or tending to impair any part of Licensor’s right, title, and interest respecting Licensed IP. Licensee shall not and shall not permit any sublicensee to in any manner represent that it has any ownership in Licensed IP, and Licensee acknowledges that its use and development of Licensed IP shall not create in Licensee’s favor any right, title, or interest in or to Licensed IP.

1.4 Licensee undertakes to ensure that the Products and its advertising, marketing and promotion of Products and its internet domain names used in connection with the Products shall incorporate the title of the INDYCAR SERIES as approved by Licensor and shall in no way reduce or diminish the reputation, image and prestige of Licensor Group, the sponsors of Licensor Group, the Licensed IP or the INDYCAR SERIES (including without limitation the teams, drivers, venues/tracks, and/or driver, team and venue sponsors involved with the INDYCAR SERIES from time to time).

1.5 Licensee shall not pledge its rights to Licensed IP as security for any of Licensee’s debts or any other purpose, or allow any third party to have rights in Licensed IP or rights related to this Agreement without the prior written consent of Licensor and (in the case of sub licensees) in accordance with Section 1.6 below.

1.6 Licensee shall have the right to grant sub-licenses of the Licensed IP only for the purpose of the production and/or distribution of the Products provided that:

(a) Licensee obtains the prior written consent of Licensor;

(b) Licensee shall ensure that the terms of any sub-license are in writing and are substantially the same as the terms of this Agreement (except that the sub licensee shall not have the right to sub-license its rights) and Licensee shall provide Licensor with a copy of the sub-license for approval before signing it;

(c) all sub licenses granted shall terminate automatically on termination or expiry of this Agreement;

(d) Licensee shall be liable for all acts and omissions of any sub licensee and shall indemnify Licensor Group against all costs, expenses, claims, loss or damage incurred or suffered by Licensor Group, or for which Licensor may become liable (including any economic loss or other loss of profits, business or goodwill and including without limitation any claims of Licensor Group’s negligence), arising out of any act or omission of any sub licensee, including without limitation any product liability claim relating to Licensed Products manufactured, supplied or put into use by the sub-licensee; and

(e) any sub licensee shall first enter into a supplemental agreement direct with the Licensor in a form satisfactory to the Licensor.

1.7 The license granted by Licensor hereunder is non-exclusive and Licensor and the respective owners of the Licensed IP shall have the right to license the Licensed IP to others, including without limitation for use in other Products; provided, however, Licensor agrees to the following limitations and conditions:

(a) Licensor must obtain Licensee’s prior written consent with respect to Licensor’s creation, development, or marketing of any INDYCAR SERIES-themed motorsports and/or racing video gaming Product created, developed, produced or promoted by Licensor after the execution of this Agreement that will be available to the general public during the Term; provided, however, that Licensor shall not be required to obtain Licensee’s prior written consent for: (i) the games and/or Products listed on Schedule 1.7 (“Existing Licenses”); and (ii) any INDYCAR SERIES-themed motorsports and/or racing video gaming Products that do not include the INDYCAR SERIES logo or an Indy 500 logo and (as measured when development of such game and/or Product begins) do not include (1) more than *** (***%) of full-season Entries participating on-track in a race at the same time for any race other than the Indy 500 race, which shall not have more than *** Entries participating on-track in such Indy 500 race at the same time, and (2) to the extent that such Product includes races at tracks at which the INDYCAR SERIES actually races during the applicable racing season, race lengths that exceed *** (***%) of the official lap count of the actual INDYCAR SERIES race that occurs at such tracks during such racing season; provided, however that, except as may be set forth in an Existing License, no license shall be granted by Licensor to a third party to create, develop or market any INDYCAR SERIES-themed motorsports and/or racing video gaming Product to use any then-current in season car liveries/paint schemes in such Product for at least *** following Licensee’s initial public release of that season’s launch of the Products;

(b) Licensor shall not grant any third party that is developing, manufacturing, marketing, publishing, advertising, promoting, distributing, publicizing, broadcasting, streaming, making available and/or selling video game Products utilizing the Licensed Marks during the Term the right to use any of the following designations (“Official Designations”) to promote the game: “Official Video Game of INDYCAR”, or “Official Video Game of the INDYCAR SERIES” or “Official Video Game of the Indianapolis 500 Mile Race/Indy 500 Race”. Notwithstanding the foregoing, Licensee acknowledges and agrees that to the extent a party has a license from Licensor or its affiliates to create a game such party is generally known as an “official licensee” and the products are generally referred to as “officially licensed products” or “official merchandise” and use of such phrases or similar phrases to authenticate the licensee or products shall not constitute a violation of this Agreement.

(c) Licensor shall not use any Official Designations to promote any Products related to the INDYCAR SERIES other than the official Products produced by Licensee pursuant to this Agreement;

(d) Except as provided by Licensor to a third party pursuant to an Existing License, Licensee shall have exclusive access to any new INDYCAR SERIES content, digital assets or initiatives created by Licensor to be used in connection with motorsports video game Products for at least *** prior to such content, digital assets or initiatives being made available by Licensor to any other third party that is developing, manufacturing, marketing, publishing, advertising, promoting, distributing, publicizing, broadcasting, streaming, making available and/or selling motorsports video game Products in the motor racing genre; and

(e) Licensee shall not be required to license any Licensee-created INDYCAR SERIES content, digital assets or initiatives to any third party licensee presented by Licensor.

(f) Notwithstanding any of the foregoing and any other term of this Agreement, this Agreement is subject to the terms of Licensor’s Existing Licenses, and Licensor shall not be required to breach any provision of such Existing Licenses.

1.8 Each of Licensee and Licensor acknowledges that it shall be Licensee’s responsibility, at Licensee’s expense, to (a) obtain licenses to use tracks at which INDYCAR SERIES races are conducted within the Products from the holders of such licenses and (b) gather any additional information regarding the racetracks for Licensee’s use in creating, developing and marketing the Products. Notwithstanding the foregoing, Licensor shall use its best efforts, at no out of pocket cost to Licensor, to assist Licensee with Licensee’s responsibilities set forth in this Section 1.8. Licensor’s best efforts with respect to this Section 1.8 shall include, but not be limited to, Licensor seeking to include in its event agreements with race promoters the requirement that such promoters agree to license their applicable rights to Licensee for inclusion in the Products and further provide Licensee with timely information about potential race calendar changes to allow for planning and development of new Products. To clarify Licensor shall not be required to purchase rights for any track, and it shall not be a requirement of this Agreement that Licensor obtain these rights. For the avoidance of doubt, Licensee shall use its best efforts to ensure that all INDYCAR SERIES races are included in the Products for each season during the Term.

1.9 As consideration for the license set forth in this Agreement, Licensee shall pay Licensor, (i) beginning on the Effective Date, a development fee in the amount of $*** for 2021 and $*** for 2022 and (ii) beginning on the Effective Date and continuing through December 31, 2022, a royalty (“Royalty”) on the rFactor2 Product and accompanying content and game add-ons in the amount set forth in (a) below; provided, however, that such amounts shall be paid to Licensor only to the extent exceeding the development fee in any such year; and (iii) beginning on January 1, 2023, a Royalty on all Products and accompanying content and game add-ons in an aggregate annual amount of the higher of (a) and (b) set forth below.

(a) An amount equal to (i) *** percent (***%) of Adjusted Gross Quarterly Sales (as defined below) of physical boxed video games Products themed as or containing Licensed IP together with (ii) *** percent (***%) of Adjusted Gross Quarterly Sales of digitally sold, leased, rented, licensed, or distributed video games Products themed as or containing Licensed IP and accompanying content and game add-ons associated with the Licensed IP (the “Quarterly Royalty”).

“Adjusted Gross Quarterly Sales” means the dollar amount of gross receipts from the sale, lease, rental, license and distribution of all Products and accompanying content and game add-ons during an applicable calendar quarter period less the aggregate dollar amount of all reasonable Distribution Fees properly and necessarily incurred in and directly attributable to such sales of the Products and discounts reasonably granted for the Products provided these are granted on an arms-length basis and pre-approved by Licensor. Where the Licensee has granted any sub license pursuant to Section 1.6, Adjusted Gross Quarterly Sales includes all sales, leases, rentals, licenses, and distributions of the Products and accompanying content and game add-ons carried out by or on behalf of the sub licensee and Licensee shall include records of such activities in the records it keeps and the statements it submits to the Licensor in accordance with this Agreement. A sale, lease, rental, license, or distribution has occurred when a Product or accompanying content or game add-on is ordered and subsequently shipped or invoiced, whichever occurs sooner.

“Distribution Fees” means platform holder fees and boxed fees but shall not include expenses related to the general overhead expenses of the Licensee nor (unless expressly agreed in writing by the Licensor) shall Distribution Fees include any charges or fees payable to any associated or connected company or company within the same group as the Licensee. Any increase to Distribution Fees above a cap of *** of the wholesale price of the Products shall be subject to the prior agreement of the Licensor provided that no consent shall be necessary in relation to an increase in third party platform fees that is imposed on an arm’s length basis and is necessarily incurred for the Products, subject to the Licensor promptly receiving prior notification and full details of any such increase.

(b) Beginning in 2023, a non-refundable annual minimum Royalty guarantee for each year of the Term (the “Minimum Guaranteed Annual Payment”) in the amounts for such years set forth onto Schedule 1.9(b) attached hereto (the “Annual Minimum Guarantee Schedule”).

The Licensee shall not distribute the Products other than by way of arms-length sales. Any promotional give away of Products or discounted sales and bundling shall be limited to an amount agreed in writing by the Licensor (such agreement not to be unreasonably withheld or delayed).

1.10 All Royalties shall be paid free and clear of all deductions and withholdings unless such deduction or withholding is required by law. If any deduction or withholding is required by law the Licensee shall pay to the Licensor such sum as will, after the deduction or withholding has been made, leave the Licensor with the same amount as it would have been entitled to receive in the absence of any requirement to make a deduction or withholding.

1.11 The development fee for 2021 shall be due immediately upon execution of this Agreement, and the development fee for 2022 shall be due in four equal installments due within sixty (60) days following the end of each calendar quarter in 2022. Any Royalty in excess of the development fee due for 2021 or 2022 shall be paid to Licensor within sixty (60) days following the end of each such calendar year. Within sixty (60) days following the end of each calendar quarter beginning January 1, 2023, Licensee shall pay to Licensor the Quarterly Royalty for the previous calendar quarter. In the event that the total amount of the Quarterly Royalties calculated pursuant to Section 1.9 of this Agreement for the applicable calendar year following the Effective Date do not meet or exceed the Minimum Guaranteed Annual Payment related to the applicable calendar year of the Term, the amount of such shortfall shall be payable to the Licensor within sixty (60) days of the end of such calendar year of the Term.

1.12 Payments details:

All payments shall be remitted by Licensee to Licensor to pursuant to Licensor’s written instructions provided to Licensee from time to time. For the purpose clarification, all payments shall be made in United States Dollars.

1.13 At the same time as payment of the Royalty falls due (including upon termination and during any Sell off Period under Section 8.5), the Licensee shall submit or cause to be submitted to the Licensor a statement in writing recording the calculation of such Royalty payable, and in particular:

(a) the period for which the Royalty was calculated;

(b) the number of Products sold, leased, rented, licensed, or distributed during that period;

(c) the number of Products manufactured during that period but not yet sold, leased, rented, licensed, or distributed;

(d) the gross sale, lease, rental, license, or distribution price of each Product and accompanying content and game add-ons during the period, with details and evidence of any deductions which have been made from the gross price appended;

(e) the amount of Royalties due and payable or which would, but for the Minimum Guaranteed Annual Payment or development fee, have been payable;

(f) the amount of any withholding or other income taxes deductible or due to be deducted from the amount of Royalties due and payable; and

(g) any other particulars the Licensor may reasonably require.

1.14 The Licensee acknowledges that for the purpose of calculating the Royalty due to the Licensor any Distribution Fees or other deductions from the gross receipts shall be invalid unless the Licensee has provided documentary evidence of them to the satisfaction of the Licensor.

1.15 In the event of any delay in paying any sum due under this Agreement by the due date, and in addition and without prejudice to the exercise of any other remedy of the Licensor, the Licensee shall pay to the Licensor interest (calculated on a daily basis and compounded monthly) on the overdue payment from the date such payment was due to the date of actual payment at a rate of *** over the base lending rate of PNC Bank, National Association from time to time. In addition, Licensee shall reimburse Licensor for any expenses that Licensor may incur in the collection of any unpaid amounts owed to Licensor pursuant to this Agreement including without limitation collection costs and reasonable attorneys’ fees.

1.16 The Licensee shall keep proper records and books of account in accordance with generally accepted accounting principles with respect to all transactions relating to this Agreement. Such records and books shall be kept separate from any records and books not relating solely to the Products and be open during normal business hours to inspection and audit by the Licensor (or its authorized representative), who shall be entitled to take copies of or extracts from the same. Such right of inspection of the Licensor shall remain in effect for a period of three years after the termination or expiry of this Agreement. If an inspection or audit should reveal a discrepancy in the Royalty paid from those payable under this agreement the Licensee shall immediately make up the shortfall, with interest calculated under Section 1.15, and reimburse the Licensor in respect of any professional charges incurred for such audit or inspection.

2. Release of Products and Additional Deliverables.

2.1 The Licensee shall:

(a) Make the Products available for purchase by the general public in the United States no later than ***, subject to Licensor’s delivery to Licensee of the items for which Licensor is responsible as set forth on Schedule 2.1(a) attached hereto (the “Product Release Deliverables Schedule”), such Products to have been approved by the Licensor in accordance with Section 6 and otherwise to meet the requirements of this Agreement and subject to any alternative release date as mutually agreed between the parties; and

(b) beginning on ***, and by each subsequent *** in each of the remaining years in the Term, Licensee shall make an updated version of the Products available for purchase by the general public in the United States (each a “Relaunch”), subject to Licensor’s timely delivery to Licensee of the items needed for each Relaunch in accordance with reasonable timelines agreed upon in advance of each Relaunch, each Relaunch to be in the form of any new physical or digital Products, or a combination thereof; and

(c) make the Products available for purchase by the general public outside the United States no later than *** and make a Relaunch available for purchase by the general public outside the United States no later than *** in each of the remaining years in the Term; and, to the extent that Licensee does not launch or relaunch in any territory outside the United States prior to such dates, without limiting any other right or remedy of Licensor, Licensor may, by providing written notice to Licensee, terminate this Agreement with respect to any portion of the worldwide territory in which Licensor is not exploiting its rights hereunder and grant such rights to any third party as Licensor deems appropriate in its sole discretion; and

(d) Notwithstanding the above, Licensor and Licensee shall meet in good faith to discuss the scope of the updates desirable to Licensor with respect to any Relaunch of the Products. Further, Licensee shall ensure that each Product including without limitation each Relaunch includes the most up-to-date Licensed IP provided by Licensor and shall use its best efforts to ensure that each Product and Relaunch includes updated tracks to reflect the current INDYCAR SERIES season.

(e) Licensor acknowledges that failure to provide the deliverables described in paragraphs (a) and (b) hereof in accordance with the Product Release Deliverables Schedule or otherwise in a timely manner may result in Product development delays and jeopardize launch dates.

2.2 To facilitate Licensee’s performance of this Agreement, during each year of the Term, Licensor shall provide Licensee with up to *** INDYCAR SERIES “hard card” annual credentials and up to a total of *** single event credentials to be used at mutually agreed upon INDYCAR SERIES races. Receipt of such credentials is subject to the eligibility requirements (including age requirements) and execution of required consent and liability releases.

3. Intellectual Property

3.1 Each Party shall be and remain the sole and exclusive owner or licensee of all rights, title and interest in and to all Intellectual Property Rights owned or controlled by such Party. Licensor’s Intellectual Property Rights include, without limitation, the Licensed IP. All information related to Intellectual Property Rights owned or controlled by either Party that are provided to the other Party shall be subject to the confidentiality terms of Section 12 of this Agreement.

3.2 “Intellectual Property Right” means all intellectual property rights, worldwide, arising under applicable law including all (a) patents, including (i) issued patents and patent applications, (ii) substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, and (iii) any foreign or international equivalent of any of the foregoing; (b) inventions; (c) rights associated with works of authorship, whether or not copyrightable or registered, including copyrights, copyright applications, copyright registrations, mask works, mask work applications and mask work registrations; (d) trademarks, trade dress and design marks, whether or not registered, and all goodwill associated therewith, including any registrations and applications therefor and all common law rights therein, (e) trade secrets and other proprietary and confidential information and data; (f) domain names and webpages, and (g) any right analogous to those specifically set forth in this definition and any other proprietary rights relating to such intellectual property. Licensee agrees that the concept of a game based upon INDYCAR SERIES racing is not proprietary intellectual property developed by Licensee and that except as expressly set forth in Section 1.7 of this Agreement Licensee shall have no right to prevent Licensor or its affiliates or licensors from developing or working with a third party to develop games similar to the Products and, further, Licensee agrees that it will not seek to register or otherwise protect any right or interest in any aspect of INDYCAR SERIES racing including without limitation those that do or may have the effect of preventing Licensor from developing and exploiting any such game.

4. Maintenance and Renewals. Licensor may seek registration of Licensed IP, and Licensee shall (at Licensor’s cost) provide reasonable assistance to Licensor such as providing specimens of use of trademarks, copyright deposits, and reasonably cooperating with Licensor to register Licensed IP.

5. Enforcement. Licensee shall reasonably promptly inform Licensor in writing of any potential infringement relating to Licensed IP after becoming aware of any such potential infringement. Should Licensor believe that a third party is infringing Licensed IP, Licensor Group shall make a reasonable determination as to whether to not to file suit or any other type of action or proceeding against that third party. Should Licensor Group file suit or another type of action, Licensor may join Licensee as a party to such suit or action and Licensee shall provide reasonable assistance to Licensor in any such action but shall not be obliged to incur any third party costs in so doing. Licensor Group will have the sole right and sole discretion to institute actions for infringement or other proceedings related to the Licensed IP and to take any other actions Licensor Group deems necessary to terminate such unauthorized uses; however, nothing in this Agreement requires Licensor Group to institute any action.

6. Quality Control. Licensee shall perform all acts reasonably requested by Licensor to assure that the nature and quality of the Products are consistent with and do not detract from the goodwill associated with the Licensed IP. Without limitation:

6.1 Licensee shall ensure that the Products and all packaging and all advertising, marketing and promotional materials:

(a) comply with all applicable law, rules, regulations, safety standards and codes of practice;

(b) are of a quality and standard equal to good industry standard and at a level at least commensurate with the quality of products currently distributed by Licensee;

(c) are not defective in terms of workmanship, materials or otherwise; and

(d) do not exceed the scope of the license granted hereunder and (except for use of the Licensed IP in accordance with this Agreement in the United States) do not infringe or violate the rights, including without limitation the intellectual property rights and privacy rights, of any third party.

6.2 Licensee shall provide Licensor for each Product and its packaging provide to Licensor for Licensor’s prior written approval (such approval not to be unreasonably withheld or delayed):

(a) the initial concept;

(b) if the initial concept is approved, one pre-production sample with packaging; and

(c) a final production sample of the Product with packaging.

6.3 Licensor’s review and approval process may include such factors as it and its licensors reasonably determine are appropriate including without limitation that the Product accurately and fairly depicts the Licensed IP and the sport of INDYCAR SERIES racing. For the avoidance of doubt any approval given by Licensor shall not constitute a waiver of the rights of Licensor or Licensee’s obligations and duties under this Agreement. Licensee must affix a Licensor Officially Licensed Product holographic sticker to all Product packaging which shall be purchased in accordance with instructions provided by Licensor. If the initial concept or samples provided under Section 6.2 are not approved by Licensor, Licensee shall make such modifications as may reasonably be required by Licensor and resubmit such samples to Licensor for its approval (such approval not to be unreasonably withheld or delayed). Licensee shall not materially alter or amend the Product or its packaging that are approved for production by Licensor pursuant to this Section 6 without first obtaining the written approval of Licensor in accordance with Section 6.2.

6.4 Licensee shall, upon Licensor’s request, provide the Licensor with details of any complaints it has received in relation to the Products together with a report on the steps taken or being taken to resolve and fully address such complaints. Any complaints raising or potentially raising any issue of safety shall be reported to Licensor (without a request from Licensor being necessary) within ten working days of receipt. Licensee shall comply with any reasonable directions given by Licensor in respect of such complaints.

6.5 Licensor and its duly authorized representative(s) shall have the right, during normal business hours upon reasonable advance notice, to inspect any facility, storage, warehousing, vehicle, ship, aircraft, goods, supplies, and anything else used in connection with Licensed IP by Licensee in order for Licensor to monitor the quality of the Products being provided by Licensee and to ensure that the quality of the Products is of the required standard and consistent with the samples provided. Upon Licensor’s written request, Licensee shall grant Licensor access to individuals or organizations served by Licensee in order for Licensor to monitor use of Licensed IP accordance with the quality standards and other requirements of this Agreement. If Licensor notifies Licensee in writing of the disapproval of the quality of Products provided by Licensee in connection with Licensed IP or any misuse of Licensed IP, Licensee shall take prompt steps as reasonably required by the Licensor to improve such quality and/or to remedy trademark use.

6.6 Licensee acknowledges and agrees:

(a) that it will use Licensed IP properly as determined by the applicable laws including without limitation U.S. trademark laws;

(b) that the exercise of the license and worldwide rights granted to Licensee under this agreement is subject to all applicable laws, enactments, regulations and other similar instruments, and Licensee understands and agrees that it shall at all times be solely liable and responsible for such due observance and performance.

6.7 In order to promote the Products and in each instance subject to Licensor’s prior written approval in accordance with this Agreement (including Section 7(c) below), Licensee may display so far as is reasonably required to advertise and establish a link to the Products, Licensed IP on the Licensee’s and/or the Licensee distributors’ and/or retailers’, websites, on-line or physical publications, streaming services, game covers of the digitally downloaded games or game add-ons, esports platforms or social media platforms and/or networking sites. Licensor may agree from time to time to Licensee producing a limited amount of merchandise clearly branded with the Products in order to promote and advertise the Products, the cost of such merchandise shall be borne by Licensee and shall not be deductible from any Royalty payable to Licensor. If Licensor agrees to the production of such merchandise, Licensee shall enter into Licensor’s standard written license agreement in the form as may exist from time to time during the Term which agreement will specify the terms and conditions applicable to the production of such merchandise including without limitation an additional royalty shall be paid (in an agreed amount) to the Licensor for any Product merchandise.

7. Marketing and Promotion.

(a) Licensee shall provide such advertising and publicity as may reasonably be expected to bring the Products to the attention of as many purchasers and potential purchasers as possible including, without limitation, (i) the provision of at least USD $*** per year of the Term towards the marketing of the Products from Licensee and/or Licensee’s affiliates and (ii) the creation and execution of marketing plans for the Products.

(b) Licensor shall use commercially reasonable efforts, as presented by Licensor to Licensee in an annual promotional plan, to assist Licensee in the promotion of the Products, which efforts shall be limited to promotional channels within Licensor’s control, as available.

(c) Licensee shall send to Licensor for its prior written approval (such approval not to be unreasonably withheld, conditioned or delayed) all proposed advertisements and marketing and promotional material relating to the Products whether created by Licensee or by a third party. If Licensor approves of such material, it shall give written notice of such approval to Licensee within ten (10) business days of receipt by Licensor of the material. In the absence of a written notice of approval within ten (10) business days of receipt of such materials, the materials will be deemed to have been disapproved by Licensor. Licensee shall not use any material in the advertising, marketing, or promotion of Licensed Products that Licensor has not affirmatively approved in accordance with this procedure. Licensor acknowledges that failure to provide timely responses to requests for approval may result in Product development delays and jeopardize launch dates.

(d) Licensor acknowledges and agrees that Licensee may create, market, advertise, promote and sell in-game advertising in the Product, including, but not limited to, static and dynamic ads, car sponsors and product placement, etc. At least annually Licensor will provide a list of companies and/or categories to which Licensee may not sell advertising to with respect to the Product, and Licensee agrees not to sell in-game advertising and/or sponsorship to such companies and categories. In addition to and notwithstanding the foregoing, Licensee shall submit to Licensor for its prior written approval (such approval not to be unreasonably withheld, condition or delayed) each advertiser and sponsor to which it proposes to sell in-game advertising and/or sponsorship. If Licensor approves of such advertiser or sponsor, it shall give written notice to Licensee within ten (10) business days of receipt by Licensor of the request. In the absence of written notice of approval by Licensor within ten (10) business days, the advertiser or sponsor will be deemed to have been disapproved by Licensor. Licensee shall not create, market, advertise, promote and/or sell in-game advertising and/or sponsorship in the Product to any party that Licensor has not affirmatively approved in accordance with this procedure.

(e) Licensee agrees that it will provide information collected by Licensee about parties using the Products (“Consumer Information”) to the extent that it is reasonably able to do so. Licensee agrees to make reasonable efforts to collect Consumer Information under terms that allow it to be shared with Licensor. In addition to Licensee’s other representations, warranties and obligations under this Agreement which shall also apply to the Consumer Information shared by Licensee, Licensee represents and warrants that (i) Licensor may utilize the Consumer Information in the manner described by Licensee when such information is provided to Licensor; (ii) Licensee will provide express notice to each person whose personal information is included in any Consumer Information of its intent to share the Consumer Information with Licensor and its affiliates and that, upon receipt by Licensor, the Consumer Information will be used and maintained by Licensor in accordance with its privacy policy at www.indycar.com; (iii) in connection with any Consumer Information that is an email address or mobile number, Licensee will obtain and maintain the applicable consumer’s express opt-in consent for Licensor’s and its affiliates’ use of the same or provide written notice to Licensor if opt-in consent was not obtained or is revoked; and (iv) notwithstanding the foregoing or any of the provisions in this Agreement to the contrary, Licensee will not provide Licensor any Consumer Information that contains personal information for a child under the age of 13 years of age without Licensor’s express prior written approval.

(f) The parties shall coordinate the content and timing of any public statements and press releases regarding the terms of this Agreement and the Products.

8. Term; Termination.

8.1 “Initial Term” means the period starting on the Effective Date and ending December 31, ***. Upon expiration of the Initial Term, the parties may mutually agree in a written amendment executed by both Parties to extend the term of this Agreement for an additional period (the “Renewal Term” and together with the Initial Term, the “Term”). On or before December 31, ***, Licensee agrees to provide Licensor a written proposal of terms for a potential Renewal Term for discussion purposes (i.e., neither party shall be obligated to proceed with any Renewal Term). If Licensor and Licensee do not enter into a written amendment extending the Initial Term for a Renewal Term prior to the expiration of the Initial Term, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term.

8.2 Licensor may terminate this Agreement and revoke the license to Licensed IP in whole or in part immediately on written notice if Licensee:

(a) files for bankruptcy protection or suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts, or suspends or ceases, or threatens to suspend or cease, to carry on all or a substantial part of its business;

(b) fails to pay Licensor the Royalty or any other amount owed under this Agreement within thirty (30) days of when it becomes due under the terms of this Agreement;

(c) beginning ***, fails to maintain at least two of the three Quality Metrics and fails to cure such situation within one (1) year of falling below such standard;

(d) commits a breach of any other term of this Agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a reasonable period of time not exceeding 30 days after being notified in writing to do so (“30-Day Cure Period”);

(e) commits a breach of any other agreement between the parties or other members of Licensor Group (including without limitation the Esports Agreement) which breach cannot be or is not cured in accordance with the terms of such other agreement.

As relates to Section 8.2(d), where a breach is capable of remedy, the Licensee will work diligently and in good faith to ensure that any deficiencies are remedied within a reasonable period of time (not exceeding the 30-Day Cure Period). In the event the deficiencies cannot be remedied after such good faith effort, Licensor shall have the additional right which may be exercised by it in its absolute and sole discretion that instead of terminating this Agreement it may terminate this Agreement in part and prohibit Licensee’s use of the Licensed IP in connection with the portion of the Products not in compliance with this Agreement. In such a termination of part Sections 8.3, 8.4, 8.5, 8.6 and 8.7 shall apply to the part of the Agreement (or section of Products) that is terminated.

As relates to Section 8.2(c), where Licensee fails to cure the deficiency within one (1) year, Licensor shall have the additional right which may be exercised by it in its absolute and sole discretion that instead of terminating the Agreement it may terminate Licensee’s rights and Licensor’s obligations under Section 1.7 (e.g., Licensor may revoke Licensee’s rights to the Official Designations and enter into agreements with third parties for Products that are the same and/or similar to Licensee’s Products).

8.3 On the effective date of termination of this Agreement pursuant to Sections 8.2:

(a) Licensee shall cease manufacturing or producing the Products and using the Licensed IP content.

(b) Licensee’s license to use the Licensed IP for any new Products development or manufacturing any new Products shall terminate.

(c) Licensee shall not use the Licensed IP for any products manufactured or produced after the effective date of such termination.

(d) all outstanding Royalty payable and other sums payable by the Licensee to the Licensor including any payments constituting development fees and the Minimum Guaranteed Annual Payment through the date of termination shall become immediately due and payable to Licensor; and, in recognition that Licensor is making substantial commitments and foregoing substantial opportunities and that due to the nature of the development timeline Licensor would not be able to immediately mitigate its damages, Licensee shall, as agreed upon liquidated damages and not as a penalty, continue to pay development fees and/or the Minimum Guaranteed Annual Payment, as applicable, as they would have become due under the Agreement until the sooner to occur of (i) *** following the effective date of termination of the Agreement or (ii) ***. Licensee shall not be entitled to an offset or credit on this obligation if Licensor is unable to enter into a fully comparable agreement with a third party.

(e) Licensee shall return promptly to the Licensor at the Licensee’s expense all records and copies of Licensed IP in its possession relating to the Products and all records and copies of any information of a confidential nature communicated to it by the Licensor;

(f) if no Sell Off Period applies in accordance with Section 8.5 within 90 days of the date of termination the Licensee shall destroy all Products remaining in the Licensee’s possession or control on the date of termination.

8.4 Sixty days before the expiration of this Agreement and again within ten days of the termination or expiration of this Agreement (as applicable) Licensee shall provide Licensor with a statement of the number and description of the Products in the Licensee’s possession or control (including for the avoidance of doubt those held by sub licensees) (“Final Statement”).

8.5 Sell Off Period: On termination of this Agreement other than by reason of termination by the Licensor for Licensee’s breach, Licensee shall for the Sell Off Period, have the right to dispose of all stocks of Products in its possession or control and all Products in the course of manufacture at the date of termination or expiry (even if not yet marketed, publicized, streamed, distributed or sold) prior to the effective date of termination of this Agreement provided that:

(a) All Royalty, Minimum Guaranteed Annual Payments and other sums due to the Licensor under the Agreement have been paid in full and relevant statements provided to Licensor to Licensor’s satisfaction; and

(b) A Royalty shall be payable at the rates set out in Section 1.9(a) in respect of Products disposed of during the Sell Off Period as if such stocks were supplied at or before the date of termination, provided that Royalties earned during the Sell Off Period shall not be set against the Minimum Guaranteed Annual Payment. Such Royalty shall be paid within 90 days of the end of the Sell Off Period with the relevant statement provided in accordance with Section 1.13;

(c) The Licensee has provided the Licensee with a Final Statement in accordance with Section 8.4;

(d) The Licensee shall within 90 days of expiry of the Sell Off Period destroy any Products remaining in the Licensee’s possession or control (as reconciled against the Final Statement and the numbers of Products disposed of during the Sell Off Period) and shall provide a certificate of destruction to that effect.

“Sell Off Period” means the period beginning on the date of termination or expiry and ending on the date that is the earlier of:

(i) 12 months after termination or;

(ii) the expiration of either of the Initial Term or the Renewal Term, as applicable.

8.6 Any provision of this Agreement that expressly or by implication is intended to come into or to continue in force on or after termination or expiry of this Agreement shall remain in full force and effect.

8.7 Termination or expiry of this Agreement shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination or expiry, including the right to claim damages in respect of any breach of the Agreement which existed at or before the date of termination or expiry.

9. Liability, Indemnity and Insurance

9.1 To the fullest extent permitted by law, Licensor shall not be liable to Licensee for any costs, expenses, loss or damage (whether direct, indirect or consequential and whether economic or other) arising from Licensee’s exercise of the rights granted to it under this Agreement save that Licensor shall indemnify Licensee for costs, expenses, losses or damages directly arising from Licensor’s breach of the warranties set forth in Section 10.2.

9.2 Licensee shall indemnify, defend and hold harmless Licensor Group against all claims, liabilities, costs, expenses, damages and losses (including and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the Licensor Group arising out of or in connection with Licensee’s exercise of the rights granted to it under this Agreement even if the claim alleges or involves the negligence of Licensor Group including without limitation:

(a) Licensee’s exercise of the rights granted to it under this Agreement;

(b) Licensee’s breach or negligent performance or non-performance of this Agreement, including any product liability claim relating to the Products manufactured, supplied or put into use by Licensee;

(c) the enforcement of this Agreement;

(d) any claim made against Licensor by a third party for death, personal injury or damage to property arising out of or in connection with the Products, including, but not limited to, libel, slander, invasion of rights of privacy, publicity, or property of, or violation or misappropriation of any other right of any third party in conjunction with the sale, distribution, advertising, or promotion of the Products;

(e) any actual or alleged violation by the Products, or by the manufacture, possession, use or sale of the Products, of any law, order, rule or regulation;

(f) a Product Recall (as defined in Section 9.4); and

(g) any claim made against Licensor Group alleging violation of the rights of any third party including without limitation privacy rights and/or intellectual property rights (other than the third party rights granted by Licensor as part of the Licensed IP in the United States and used by Licensee in accordance with this Agreement).

9.3 An indemnity given by a Party (the “Indemnifying Party”) to the other (the “Indemnified Party”) shall not apply to any liabilities, costs, expenses, damages or losses incurred by the Indemnified Party as a result of any material breach by the Indemnified Party of any term of this Agreement, or any act of gross negligence or willful misconduct by the Indemnified Party.

9.4 In addition to Licensee’s indemnification obligations, Licensee shall promptly notify Licensor of any information or facts that may give rise to a voluntary recall of a Product and/or a recall required or ordered by a court or government agency. Licensee shall give Licensor a reasonable opportunity to investigate Licensee’s records relevant to the problem prior to Licensee taking further action unless such further action is required or ordered by a court or governmental agency. Without limiting the foregoing, Licensor shall be entitled to directly assess and evaluate all information and documentation in Licensee’s possession relating to the Product. If Licensor determines that there is a defect in a Product that would, in Licensor’s reasonable judgment, impair the ability of a consumer to safely use the Product, Licensor may, in its sole discretion, require Licensee to recall the Product (a “Product Recall”) and undertake suitable remedial actions. In the event of a Product Recall: (a) Licensee shall be solely responsible for all costs and expenses arising out of or related to a Product Recall including without limitation costs and expenses incurred by Licensor Group; (b) the parties will use good faith efforts to coordinate their public relations efforts related to the Product Recall; and (c) Licensor shall have the right to immediately terminate this Agreement upon written notice to Licensee.

9.5 Licensee shall, at its expense, obtain and maintain insurance coverage of types and amounts adequate to support its obligations to Licensor Group under this Agreement during the Term and for a period of three years after termination or expiration of the Agreement. This shall include, at a minimum, the following types and amounts of insurance with insurance companies and under policy terms (including without limitation the deductible amounts) that are reasonably acceptable to Licensor:

(a)	Commercial general liability insurance coverage, including products liability, of not less than $1,000,000 per occurrence and $2,000,000 in the aggregate;
(b)	Cyberliability insurance coverage[1] with a limit of not less than $5,000,000 and including at a minimum the following coverages: media liability, security and privacy liability, privacy notification costs, regulatory defense and penalties, PCI fines and expenses, business interruption, security failure, systems failure, consequential reputational loss, dependent business interruption, and security breach; and
(c)	Errors & Omissions insurance with standard coverage in a minimum amount of $5,000,000.

1 Licensor acknowledges that Licensee is in the process of securing this coverage, and Licensee shall have such coverage in place by the earlier of two weeks following the Effective Date of this Agreement or as required in the Esports Agreement.

All insurance coverage required shall name Licensor Group as an additional insureds with coverage being primary to and without contribution from any other coverage available to any member of the Licensor Group. In addition, each policy must be endorsed to include a waiver of subrogation in favor of Licensor Group. Licensee shall provide Licensor with a current certificate of insurance that is reasonably satisfactory to Licensor at all times. Due to the length of the Term, Licensor reserves the right to adjust the types and amounts of insurance required hereunder in a reasonable manner upon six months’ notice to Licensee.

10. Warranties.

10.1 Each Party represents and warrants that it:

(a) is a corporation or a limited liability company (as applicable) duly organized and existing in the jurisdiction in which it is organized;

(b) has taken all necessary company action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and

(c) has duly executed and delivered this Agreement which, in turn, constitutes a legal, valid, binding obligation, enforceable against such Party.

10.2 Licensor represents and warrants to Licensee that Licensor has obtained or will use best efforts to obtain during the Term the right to grant the license to the Licensed IP in the United States of America for use in the Products as set forth in this Agreement, subject to Licensee’s recognition that the Licensed IP is subject to change. It is expressly accepted that save for the warranties in this Section 10.2, no warranties are given by the Licensor and all warranties express or implied, statutory or otherwise are excluded. Without limitation, Licensor specifically makes no representations or warranties that its rights to the Licensed IP are or will be recognized or protected outside the United States of America, and Licensor does not assume any obligation to indemnify, defend, or hold harmless Licensee or any other person against the claims of third parties outside the United States of America.

10.3 Each of Licensor and Licensee hereby acknowledges that the Licensed IP shall not extend to, and this Agreement shall not provide Licensee with the right to use the persona, publicity rights, image or any other intellectual property rights of Mr. Roger S. Penske or his family as an individual and that such individuals shall not appear in the Products.

11. Governing Law; Dispute Resolution.

11.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without applying any choice of law provisions of the State of Indiana or any other jurisdiction.

12. General Provisions.

12.1 Each Party undertakes that it shall not at any time during and within five years of the expiry or termination of this Agreement, disclose to any person any confidential information disclosed by one party to the other concerning the business, affairs, customers, sponsors, or suppliers of the other Party, except as permitted by Section 12.2. Disclosed information shall be considered confidential within the meaning of this Agreement only if: (a) the information has been reduced to writing (paper or electronic) and contains a notice as to its confidential nature, or (b) oral information is identified by the speaker as confidential and then reduced to a writing (paper or electronic) delivered to the receiving party that contains a notice as to its confidential nature, or (c) where the nature of the information disclosed or the circumstances under which such information is disclosed should reasonably be understood by the receiving party to be confidential information regardless of whether identified as such by the disclosing party. Without limitation, confidential information does not include any information that, through no fault or failure to act on the part of receiving party, is or becomes: (i) known by the receiving party (without breach of any confidentiality obligation known to the receiving party by any third party) prior to disclosure by the disclosing party; (ii) independently developed by the receiving party without the use of, or reference to, any confidential information; (iii) later received by the receiving party from a third party that is not under a confidentiality obligation to the disclosing party; or (iv) publicly available to third parties. To clarify, all data, computer-aided designs, specifications, drawings, photographs, and other materials related to the Licensed IP shall be confidential regardless of whether marked as such upon delivery to Licensee. The terms of this Agreement are agreed to be confidential information. In addition, to the extent that Licensor’s licensors require Licensee to execute additional confidentiality agreements in order to receive such Licensed IP, Licensee agrees to execute such additional agreements as are reasonably required.

12.2 Each Party may disclose the other Party’s confidential information:

(a) To its employees, officers, representatives or advisers who need to know such information for the purposes of carrying out the Party’s obligations or rights under this Agreement provided that each Party shall procure that such persons to whom it discloses confidential information shall keep such information confidential as if were a party to this Agreement;

(b) As may be required by law, a court of competent jurisdiction or any government or regulatory authority; provided, that the compelled party shall provide notice to the other party of the information to be disclosed and, unless impossible, a reasonable opportunity for the other party to take action to protect the confidential information prior to disclosure, and to the extent that disclosure is ultimately required, the disclosing party shall disclose only such confidential information as advised by its counsel is necessary to fulfill its legal obligations;

(c) To the extent that Licensee or Licensor is required by law to do so, it shall have the right to disclose this Agreement and the contents thereof in (i) its or its parent entity’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other required SEC filings, such as Form 10-K annual reports and Form 10-Q quarterly reports; provided, however, that it shall disclose no more than is necessary to fulfill its legal obligations and shall make such disclosures only after notifying the other party of the information to be disclosed and consulting with its legal department.

12.3 No Party shall use any other Party’s confidential information other than to perform its obligations under this Agreement. For the avoidance of doubt the Licensor is permitted to publicize its involvement with the Licensee and the Products.

12.4 Any notice, demand, or communication required or permitted to be given to a Party by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) delivered personally or (ii) sent by registered or certified mail, postage prepaid, or by national or international overnight delivery service with tracking (e.g., UPS, FedEx) addressed to the Party at the address set forth in the introductory paragraph on page 1 of this Agreement. Except as otherwise provided herein, any such notice shall be deemed to be given on the date on which the same was personally delivered, or, if sent by registered or certified mail, three (3) days after the date on which the same was deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and sent as aforesaid or, if sent by national or international delivery service, on the date received at the Party’s address. The inability to deliver any such notice because of a changed mailing address, of which no notice was given, or because of the rejection or refusal to accept such notice, shall be deemed to be the effective receipt of the notice as of the date of such inability to deliver, rejection, or refusal to accept. Notice may be given by counsel or an agent for a Party.

12.5 No waiver of any breach of the terms of this Agreement shall be effective unless such waiver is in writing and signed by the Party against whom such waiver is claimed. No waiver of any breach shall be deemed to be a waiver of any other or subsequent breach.

12.6 If any term, provision or section of this Agreement shall be found to be unenforceable, that term, provision, or section shall be stricken from this Agreement and shall not affect the validity or enforceability of the remaining terms, provisions and sections of this Agreement. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as enforceable.

12.7 Each Party shall execute such documents and shall give further assurances as shall be reasonably necessary or desirable to perform its obligations hereunder.

12.8 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12.9 This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided herein, this Agreement may not be assigned by either Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Without limitation, Licensee agrees that the Licensed IP are integral assets of the Licensor Group’s operations, and that the goodwill of the Licensor Group is directly related to the proper use of the Licensed IP, and therefore this Agreement constitutes an executory contract subject to 11 U.S.C. §365(c)(1)(A) and may not be assumed or assigned without the express written consent of Licensor. Any sale or transfer of a controlling interest in Licensee shall be deemed an assignment under this Section and shall require Licensor’s prior written consent.

12.10 Except as may be expressly set forth to the contrary herein, this Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether oral or written, between the Parties (and their affiliates) with respect to the subject matter hereof. This Agreement may be amended only in writing signed by the Parties.

12.11 Except as may be expressly set forth to the contrary herein, representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and the Agreement will not be construed as conferring, and is not intended to confer, any rights on any other persons or entities.

12.12 Except as expressly set forth in this Agreement, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy shall not preclude or waive any other right or remedy. The rights and remedies in this Agreement are given in addition to any other rights or remedies that the Parties may have by law, statute, ordinance or otherwise.

12.13 The headings in this Agreement are inserted for convenience and identification only and are in no way intended to define or limit the scope, extent or intents of this Agreement or any provisions herein.

12.14 The Recitals to this Agreement are hereby incorporated into this Agreement by reference.

12.15 The Parties agree that this Agreement was jointly developed and prepared and shall not be construed for or against either Party by reason of the physical preparation of this Agreement.

12.16 The Parties agree that, if a duly authorized representative of one Party signs this Agreement and transmits such Agreement to the other Party via facsimile or email transmission, and a duly authorized representative of the other Party then signs such transmission, then this Agreement shall have been validly executed by both Parties. In such case, the fully signed document and the facsimile or pdf of such document (bearing all signatures and transmitted to the Party that originally signed such document), shall be deemed original documents.

12.17 The Parties to this Agreement are not partners or joint ventures. This Agreement shall not constitute any Party the legal representative or agent of the other, nor shall any Party or any affiliate of any Party have the right or authority to assume, create or incur any liability or obligation, express or implied, against, in the name of, or on behalf of the other Party solely by virtue of this Agreement.

12.18 Licensor and Licensee shall pay their own respective legal fees incurred in negotiating and preparing this Agreement.

12.19 Licensor and Licensor Group shall not be liable to Licensee for any delay or nonperformance of this Agreement by Licensor (including without limitation with respect to the delivery of any Licensed IP) or for any damages suffered by Licensee, to the extent any delay or nonperformance is due to causes beyond Licensor’s control, including but not limited to, acts of God, war, terrorism, civil strife, rain, fire, strikes, inclement or severe weather (including lightning strikes), power outages, systems failures, governmental order, communicable disease or inability to obtain necessary labor or materials or consents of third parties.

13. Joint Preparation/Independent Counsel.

13.1 This Agreement shall be considered, for all purposes, as having been prepared through the joint efforts of the Parties to this Agreement. No presumption shall apply in favor of or against any Party in the interpretation of this Agreement or any such other agreement or instrument, or in the resolution of any ambiguity of any provision hereof or thereof, based on the preparation, substitution, submission, or other event of negotiation, drafting or execution hereof or thereof.

13.2 Each Party to this Agreement understands and acknowledges that each of them is entitled to and has been afforded the opportunity to consult legal and tax counsel of its choice regarding the terms, conditions and legal effects of this Agreement as well as the advisability and propriety thereof. Each Party to this Agreement further understands and acknowledges that having so consulted with legal and tax counsel of its choosing, such Party hereby waives any right to raise or rely upon the lack of representation or effective representation in any future proceedings or in connection with any future claim resulting from this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

LICENSOR:

INDYCAR, LLC

By:	/s/ Mark Miles
Name:	Mark Miles
Title:	CEO

LICENSEE:

MOTORSPORT GAMES INC.

By:	/s/ Dmotry Kozko
Name:	Dmitry Kozko
Title:	CEO

Schedule 1.7

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Schedule 1.9(b)

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Schedule 2.1(a)

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